Chembio Reports Third Quarter 2009 Results

 Net Income Increases 279% vs. June 2009 Quarter on 29% Increase in Revenues
Company Swings to $92K Profit for Year to Date vs. $1.4MM loss in 2008

Conference Call Scheduled for Wednesday, November 4, 2009,
 at 4:15 p.m. Eastern Time

MEDFORD, N.Y (November 4, 2009) – Chembio Diagnostics, Inc. (OTC/BB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, continued its profitability into the third quarter of 2009. Total revenues were $4.36 million for the quarter ended September 30, 2009, which compares to total revenues of $3.52 million for the quarter ended September 30, 2008, a 24% increase.  The Company recorded net income of approximately $307,000, or under $0.01 per share, for the quarter ended September 30, 2009, compared to a net loss of approximately $237,000, or under $0.01 per share, for the quarter ended September 30, 2008.  Total revenues and net income for the quarter ended September 30, 2009 also represented a significant increase over the previous quarter ended June 30, 2009 which was the Company’s first profitable quarter since its merger in May 2004, with total revenues and net income increased over last quarter by 29% and 279%, respectively

The operating results in the third quarter of 2009 include $1,403,000 of revenues from the sale of rapid HIV tests to Inverness Medical Innovations, Inc., the Company’s exclusive U.S. marketing partner for its FDA approved rapid HIV tests.  This represents an increase of $798,000, or 132%, compared to $605,000 for the quarter ended September 30, 2008. The Company also realized a record amount of revenues related to research & development contracts and grants, which increased 273% to $408,060 in the quarter ended September 30, 2009 from $109,361 in the quarter ended September 30 2008. The quarterly results also reflect significant overhead reductions as compared with the third quarter of 2008 when the Company initiated a series of cost reductions that were completed earlier this year.  The Company has over the same period increased its research & development expenses, as more products based on the Company’s patented DPP® technology move into the clinical evaluation and regulatory approval process.

Commenting on the results, Chembio’s President, Lawrence A. Siebert stated, “We are very pleased with the third quarter results, which are a significant step forward from our previous results.  I am equally pleased with the progress that we are making in developing and commercializing a strong pipeline of products based on our patented DPP® point of care technology.  ”

Financial Highlights for the Third Quarter of 2009

•
Product sales for the three months ended September 30, 2009 increased 15.2% from $3.41 million to $3.92 million as compared to the third quarter in 2008, which was the Company’s previous record quarter for revenues. Net product sales to Inverness for the third quarter increased more than $798,000, or approximately 132%, as compared to the third quarter of 2008, indicating that our sales to Inverness are continuing their strong upward trajectory in 2009 as compared to 2008.

•	Product sales also included the shipment of HIV and other tests and components to customers in Africa ($963K), South America ($935K), and Asia, Europe, and the Middle East ($108K).

•
The increased product and R&D revenues combined to produce gross margin dollars that were $148,000 or 11.5% greater ($1,430,000 vs. $1,282,000) than the gross margin dollars in the comparable period in 2008.

•	Selling General & Administrative Expenses decreased by $84,000 or 10% in the 2009 period as compared to the third quarter of 2008

•
Operating profit was approximately $308,000, in the 2009 period as compared to an operating loss in the third quarter of 2008 of $236,000, a swing of $543,000. In addition, net income was approximately $307,000 in the 2009 period as compared to a net loss in the third quarter of 2008 of $237,000, a swing of $544,000.

•
The Company increased its cash position during the quarter by approximately $18,000 to $1.88 million. This is primarily attributable to the operating cash flows. The increase in operating cash flows included the net income of $307,000 increased by non-cash expenses of $86,000 for depreciation and $49,000 for stock option compensation.  Also adding to the increased cash flow was a decrease in inventories by $279,000.   Partially offsetting the increase in cash during the quarter was an increase in accounts receivable of $533,000 and a decrease in deferred revenue of $136,000.  $50,000 in progress payments for the design and development of an automated system related to assembly of the Company’s products also contributed to offsetting the cash increases from operations.

Financial Highlights for the first nine months of 2009

•
Product sales for the nine months ended September 30, 2009 increased $1,134,000, or 14%, from $8.11 million to $9.25 million. Net product sales to Inverness for the first nine months increased more than $1,880,000 from $1,570,000 to $3,450,000, or approximately 120%, as compared to the first nine months of 2008.

•	Research and Development Revenues increased 96% to $954,000. Net R&D Expense (R&D Expense net of R&D Income) decreased 20% from $1,465,000 in the 2008 period to $1,174,000 in the 2009 period.

•	The increased product and R&D revenues combined to produce gross margin dollars that were $993,000 or 31% greater than the gross margin dollars in the comparable period in 2008.

•	Selling General & Administrative Expenses decreased by $694,000 or 26% in the 2009 period as compared to the first nine months of 2008

•
Operating profit was approximately $100,000 in the 2009 nine month period as compared to an operating loss for the nine months ended September 30 of 2008 of $1,412,000, a swing of $1,512,000.  In addition, net income was approximately $92,000 in the 2009 period as compared to a net loss in the nine months of 2008 of $1,398,000, a swing of $1,490,000.

•
The Company increased its cash position during the first nine months of 2009 by approximately $665,000 to $1.88 million. This is primarily attributable to the operating cash flows.  The increase in operating cash flows included the net income of $92,000 increased by adjustments to cash flow attributable to non-cash expenses for depreciation of $279,000 and for stock option compensation of $140,000.  Also adding to the increased cash flow was a decrease in inventories of $445,000 and an increase in deferred revenue of $359,000, which includes receiving a $340,000 payment from Bio-Rad Laboratories, Inc. with respect to a license agreement as previously reported.   Partially offsetting these increases during the first nine months of 2009 were increases in accounts receivable of $335,000 and decreases in accounts payable and accrued liabilities by a combined $176,000.  $250,000 in progress payments for the design and development of an automated system related to assembly of the Company’s products also contributed to offsetting the cash increases from operations.

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Update On DPP® Product Commercialization and Research & Development

Regulatory Activities

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CE Mark for FDA approved HIV tests – All testing and related documentation that was requested by our Notified Body during the second quarter has been completed and, based on the results of the testing we believe that our CE Mark filing is now complete for our HIV 1/2 STAT PAK® and it has been submitted.  We now expect to receive the CE Mark for this product in the beginning of 2010.

•
Regulatory Approvals in Brazil through the Oswaldo Cruz Foundation (FIOCRUZ) – We anticipate that FIOCRUZ will receive required approvals from its regulatory agencies during 2009 or early 2010 for the DPP® Leishmaniasis, HIV Confirmatory, and the DPP® HIV screening tests. We initially believed that these approvals would be granted during 2009.  Due to a variety of factors, there have been some delays, but we remain confident that these products will be approved either during the remainder of 2009 or during the first quarter of 2010.

•
DPP® HIV 1/2 Screening Assay for Oral Fluid - During the third quarter we were notified that this product met the performance and other criteria established by the United States President’s Emergency Plan for AIDS Relief (PEPFAR) for inclusion on the USAID waiver list, enabling procurement by countries and other beneficiaries of this US taxpayer-funded program. This evaluation was based on, among other criteria, sensitivity and specificity studies using serum panels and FDA approved reference tests that are approved for serum.  We will be supplementing these studies with studies that are ongoing in Africa, one of which we expect to be completed during the fourth quarter, as well as with our clinical studies in the US as they are completed.   During the third quarter, and continuing during the fourth quarter, we have made significant progress toward commencing the regulatory approval process for this product in the United States.  We have identified and have completed one agreement with a clinical testing site, and we are working on other agreements which are pending.  We anticipate completing a portion of the clinical trials in support of a Pre-Marketing Approval (PMA) application for this product during the fourth quarter of fiscal 2009.  We also anticipate the remainder of the testing to be completed during the first half of 2010, and a PMA approval during early 2011. This product will enable Chembio to participate in the oral fluid testing market segments in the United States and globally, where we believe there is a significant opportunity not available to blood tests.  In addition, upon satisfactory completion of the PMA, we would consider moving forward for over-the-counter approval of this product.

•
DPP® Syphilis Screen & Confirm - The first phase of a multi-center evaluation sponsored by the World Health Organization commenced during the third quarter and we expect to have the first phase results before the end of the fourth quarter.  During the third quarter, we submitted a proposed clinical plan to the FDA (Pre-IDE “Investigational Device Exemption”) and we are currently reviewing the FDA response.  We have also begun to identify clinical testing sites, have performed additional validation, interfering substance, and cross-reactivity studies on the product at Chembio and at external laboratories There is no point-of-care test for syphilis cleared for marketing in the United States, and we believe that our product, with its multiplexed capacity to identify both treponemal and non-treponemal markers, provides a reliable indication of an active, untreated case of syphilis at the point of  care.

•
DPP® Hepatitis C and DPP® Hepatitis C/HIV Oral Fluid Antibody Tests - Prototypes of these products have been developed and are being evaluated in a study that has been organized by the National Center for HIV/AIDS, Viral Hepatitis, STD, and TB Prevention (NCHHSTP) at the Centers for Disease Control and Prevention (CDC) of the Department Of Health and Human Services.  The evaluation will be completed during 2009 and the results should be useful in helping to ascertain the performance characteristics of these products in comparison to other products that will also be in this evaluation.

•
DPP® Influenza –Research & development efforts are ongoing with respect to the development of antigen (Flu A & B) detection and antibody detection (multiplexed strains to ascertain specific immune status in connection with vaccine programs) assays. We have developed a prototype of a Flu A & B antigen detection test that we believe performs substantially equivalently to seasonal Flu A & B detection tests that are cleared for marketing in the United States.  We are now assessing additional features for such a product in light of the H1NI pandemic and which would employ our unique multiplexing capability. During the third quarter, Chembio provided a 3-band prototype multiplex antibody test (that included various Flu antigens other than H1N1) pursuant to a $50,000 funded pilot program with the Influenza division of the CDC.  Based on the results of this work, which we believe were satisfactory, additional contract development opportunities may become available for a larger multiplex test that would be used for surveillance and other purposes to assess exposure to various additional strains of influenza, including H1N1.

•
DPP® Leptospirosis – In June, as we previously reported, we were awarded a three-year $3 million Small Business Innovative Research (SBIR) Phase II grant from the United States National Institutes of Health (NIH) to fully develop, validate, and commercialize a rapid diagnostic test for leptospirosis for general use worldwide, and our work is progressing on schedule.

•
Multiplex Test for Bio-Rad Laboratories, Inc. - In January of this year, based on our achievement of the initial milestones in 2008 that established product feasibility, we entered into a license agreement with Bio-Rad related to this specific application and we received a $340,000 refundable license fee which will become non-refundable only when the product development phase is completed. We believe that the product development phase of this project is likely to be completed during the fourth quarter, enabling us to recognize the license fee and to begin the process of transferring the product to manufacturing and to enable regulatory submissions to be made by Bio Rad for this product.

•
Infectious Disease Research Institute - In April 2009 we entered into a Services Agreement with the Infectious Disease Research Institute to develop DPP® products for Leishmaniasis and Leprosy for which we have received $125,000 and which, subject to attainment of development milestones, will additionally provide us with up to approximately $275,000 over the next 18 months subject to the attainment of development milestones.

•
Foundation for Innovative and Novel Diagnostics (FIND) - FIND, a non-profit organization funded by the Gates Foundation, is currently evaluating our initial work that they have funded related to development of serological tests for Tuberculosis and Malaria using our DPP®.

Conference Call

Chembio has scheduled a conference call and webcast for 4:15 p.m. Eastern time on Wednesday, November 4, 2009.  To participate on the conference call, please dial (877) 407-8031 from the U.S. or (201) 689-8031 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until November 11, 2009 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering reservation account number 286 and conference ID #: 336231.  The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=151441.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company: Contact:
Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

Investor & Public Relations
The Investor Relations Group
212-825-3210
James Carbonara JCarbonara@investorrelationsgroup.com
Susan Morgenbesser  SMorgenbesser@investorrelationsgroup.com

(Tables to follow)

Chembio Diagnostics, Inc.
Summary of Results of Operations
(UNAUDITED)
	For the three months ended		For the nine months ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net product sales	$3,924,237	$3,406,803	$9,245,039	$8,111,015

License and royalty income	31,388	-	83,710	-

Research grant income	408,060	109,361	954,058	487,661

Total Revenues	$4,363,685	$3,516,164	$10,282,807	$8,598,676

Gross Profit	$1,868,966	$1,391,442	$4,229,600	$3,236,430

Research and development expenses	$777,502	$758,851	$2,127,859	$1,952,436

Selling, general and administrative expenses	$783,810	$868,120	$2,002,073	$2,696,351

Income (loss) from operations	$307,654	$(235,529)	$99,668	$(1,412,357)

Net income (loss)	$307,140	$(237,054)	$91,845	$(1,398,365)

Basic earnings (loss) per share	$0.00	$(0.00)	$0.00	$(0.02)

Diluted earnings (loss) per share	$0.00	$(0.00)	$0.00	$(0.02)

Weighted average number of shares outstanding, basic	61,944,901	61,944,901	61,944,901	61,036,181

Weighted average number of shares outstanding, diluted	75,365,577	61,944,901	74,937,831	61,036,181

Chembio Diagnostics, Inc.
Summary of Balance Sheets

	September 30, 2009	December 31, 2008
CURRENT ASSETS:	(UNAUDITED)
Cash	$1,876,809	$1,212,222
Accounts receivable, net of allowances	1,134,638	809,303
Inventories	1,373,984	1,819,037
Other current assets	309,627	225,153
TOTAL CURRENT ASSETS	4,695,058	4,065,715

NET FIXED ASSETS	642,427	881,406

OTHER ASSETS	1,004,560	967,820

	$6,342,045	$5,914,941

TOTAL CURRENT LIABILITIES	$2,596,959	$2,401,801

TOTAL OTHER LIABILITIES	936,640	935,808

TOTAL LIABILITIES	3,533,599	3,337,609

TOTAL STOCKHOLDERS’ EQUITY	2,808,446	2,577,332

	$6,342,045	$5,914,941

Chembio Diagnostics, Inc.
Summary of Cash Flow
(UNAUDITED)
	For the nine months ended
	September 30, 2009	September 30, 2008

Net cash provided by (used in) operating activities	$947,825	$(1,445,137)
Net cash used in investing activities	(296,285)	(363,652)
Net cash provided by (used in) financing activities	13,047	(19,151)
Net increase (decrease) in cash and cash equivalents	$664,587	$(1,827,940)

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